Mail Stop 3561


								September 27, 2005

Mr. Samuel L. Neese
Chief Executive Officer
Highlands Bankshares, Inc.
P.O. Box 1128
Abingdon, Virginia  24212-1128

		RE:	Highlands Bankshares, Inc.
			Form 10-K for Fiscal Year Ended December 31, 2004
			Filed March 31, 2005
			Form 10-Q for Fiscal Quarter Ended June 30, 2005
			Filed August 15, 2005
			File No. 000-49747

Dear Mr. Neese:

		We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							George F. Ohsiek, Jr.
							Branch Chief



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Mr. Samuel Neese
Highlands Bankshares, Inc.
August 19, 2005
Page 1